The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 25, 2019

Preliminary Pricing Supplement (To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Fixed Coupon Notes due October 29, 2021 Linked to the Performance of a Basket of Exchange-Traded Funds Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	April 26, 2019
Issue Date:	May 1, 2019
Final Valuation Date:*	October 26, 2021
Maturity Date:*	October 29, 2021
Reference Asset:

A basket (the “Basket”) consisting of the SPDR® S&P 500® ETF Trust (the “S&P 500 ETF”), the SPDR® S&P MidCap 400® ETF Trust (the “MidCap ETF”), the iShares® Russell 2000 ETF (the “Russell 2000 ETF”) and the iShares® MSCI EAFE ETF (the “EAFE ETF”) in weighted allocations as set forth in the following table:

	Basket Component	Bloomberg Ticker	Weight	Initial Value
	S&P 500 ETF	SPY UP <Equity>	45.00%	[•]
	MidCap ETF	MDY UP <Equity>	15.00%	[•]
	Russell 2000 ETF	IWM UP <Equity>	10.00%	[•]
	EAFE ETF	EFA UP<Equity>	30.00%	[•]
	Each of the S&P 500 ETF, the MidCap ETF, the Russell 2000 ETF and the EAFE ETF are referred to as a “Basket Component” and collectively as the “Basket Components.”

Coupon Payments:	Coupon Payment Date**	Coupon Payment
	May 1, 2020	$20.00 per $1,000 principal amount Note (2.00% of the principal amount per Note)
	May 3, 2021	$20.00 per $1,000 principal amount Note (2.00% of the principal amount per Note)
	October 29, 2021	$10.00 per $1,000 principal amount Note (1.00% of the principal amount per Note)
Buffer Percentage:	10.00%
Maximum Return:	17.25%
Upside Leverage Factor:	1.50
Payment at Maturity:

If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Basket Return is greater than 0.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return]

If the Basket Return is 11.50% or more, you will receive a maximum payment at maturity of $1,117.25 per $1,000 principal amount Note that you hold (plus the final Coupon Payment).

▪                   If the Basket Return is less than or equal to 0.00% but greater than or equal to -10.00%, you will receive a payment of $1,000 per $1,000 principal amount Note.

▪                   If the Basket Return is less than -10.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)]

If the Basket Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Basket Return falls below -10.00%. You may lose up to 90.00% of your principal at maturity (not including the Coupon Payments on the Notes).

Any payment on the Notes is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0%	100%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $970.00 and $990.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

(2)          Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Basket Component Return:	With respect to each Basket Component, an amount calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to each Basket Component, the Closing Value on the Initial Valuation Date, as set forth in the table above
Final Value:	With respect to each Basket Component, the Closing Value on the Final Valuation Date
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:

The Final Basket Level will be calculated as follows:

100 × [1 + (Basket Component Return of S&P 500 ETF × 45.00%) + (Basket Component Return of MidCap ETF × 15.00%) + (Basket Component Return of Russell 2000 ETF × 10.00%) + (Basket Component Return of EAFE ETF × 30.00%)]

Closing Value:

With respect to a Basket Component, the Closing Value means the closing price of one share of the applicable Basket Component, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement (rounded to two decimal places, if applicable)

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06747MQN9 / US06747MQN91

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            If such day is not a business day, the relevant Coupon Payment will be paid on the next following business day with the same force and effect. No interest will accrue as a result of any delayed payment.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You are willing and able to accept the risk that if the Basket Return is less than 0.00% you may lose up to 90.00% of the principal amount of your Notes (not including the Coupon Payments on the Notes).

•                  You anticipate that the Basket Return will be greater than 0.00%, and you are willing and able to accept the risk that your return on investment will not exceed the Maximum Return plus the Coupon Payments.

•                  You understand that your potential return is limited by the Maximum Return plus the Coupon Payments on the Notes.

•                  You understand and accept the risks that (a) the performance of the lesser performing Basket Components will mitigate the performance of the better performing Basket Components, (b) because of the weightings of each Basket Component, the performance of the S&P 500 ETF and the EAFE ETF will have a more significant effect on the performance of the Basket than the performance of the MidCap ETF and the Russell 2000 ETF and (c) you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•                  You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Basket Components.

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Basket Components or the component securities held by the Basket Components, nor will you have any voting rights with respect to the Basket Components or the component securities held by the Basket Components.

•                  You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Basket Components.

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•                  You are willing and able to assume our credit risk for all payments on the Notes.

•                  You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling and unable to accept the risk that you may lose up to 90.00% of the principal amount of your Notes (not including the Coupon Payments on the Notes).

•                  You do not anticipate that the Basket Return will be greater than 0.00%.

•                  You seek uncapped exposure to any positive performance of the Basket.

•                  You are unwilling to accept the risks that the performance of the lesser performing Basket Components will mitigate the performance of the better performing Basket Components and that you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•                  You do not understand or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components and/or that is based on a weighted allocation of the Basket Components as set forth herein.

•                  You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Basket Components or the component securities held by the Basket Components.

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes.

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Basket Component and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following table and examples below illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Final Basket Level	Basket Return	Payment at Maturity*	Total Return on Notes (Including the Coupon Payments)
150	50.00%	$1,172.50	22.25%
140	40.00%	$1,172.50	22.25%
130	30.00%	$1,172.50	22.25%
120	20.00%	$1,172.50	22.25%
111.50	11.50%	$1,172.50	22.25%
110	10.00%	$1,150.00	20.00%
105	5.00%	$1,075.00	12.50%
100	0.00%	$1,000.00	5.00%
90	-10.00%	$1,000.00	5.00%
80	-20.00%	$900.00	-5.00%
70	-30.00%	$800.00	-15.00%
60	-40.00%	$700.00	-25.00%
50	-50.00%	$600.00	-35.00%
40	-60.00%	$500.00	-45.00%
30	-70.00%	$400.00	-55.00%
20	-80.00%	$300.00	-65.00%
10	-90.00%	$200.00	-75.00%
0	-100.00%	$100.00	-85.00%

* per $1,000 principal amount Note, excluding the Coupon Payments

The following examples illustrate how total returns set forth in the table above are calculated:

** The hypothetical Initial Value of $100.00 for each Basket Component has been chosen for illustrative purposes only. The Initial Value for each Basket Component will be equal to the Closing Value on the Initial Valuation Date. For information about recent values of each Basket Component, please see “Information Regarding the Basket Components” in this pricing supplement.

Illustrative Calculations of Basket Component Returns, Final Basket Level, Basket Return and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component, the Final Basket Level and the Basket Return.

EXAMPLE 1: The Basket Return is 30.00%.

Basket Component	Initial Value**	Final Value	Basket Component Return
S&P 500 ETF	$100.00	$149.00	49.00%
MidCap ETF	$100.00	$90.00	-10.00%
Russell 2000 ETF	$100.00	$160.00	60.00%
EAFE ETF	$100.00	$111.50	11.50%

Step 1: Calculate the Basket Component Return of each Basket Component.

As set forth in the table above, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Final Basket Level.

The Final Basket Level is equal to 130, calculated as follows:

100 × [1 + (49.00% × 45.00%) + (-10.00% × 15.00%) + (60.00% × 10.00%) + (11.50% × 30.00%)] = 130

Step 3: Calculate the Basket Return.

The Basket Return is equal to 30.00%, calculated as follows:

130 – 100

100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return is greater than the Maximum Return, you will receive a payment at maturity of $1,117.25 per $1,000.00 principal amount Note that you hold, plus the final Coupon Payment).

The total return on investment of the Notes, including the Coupon Payments, is 22.25%, which is the maximum possible return on the Notes.

EXAMPLE 2: The Basket Return is 5.00%.

Basket Component	Initial Value**	Final Value	Basket Component Return
S&P 500 ETF	$100.00	$90.00	-10.00%
MidCap ETF	$100.00	$125.00	25.00%
Russell 2000 ETF	$100.00	$105.00	5.00%
EAFE ETF	$100.00	117.50	17.50%

Step 1: Calculate the Basket Component Return of each Basket Component.

As set forth in the table above, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Final Basket Level.

The Final Basket Level is equal to 105, calculated as follows:

100 × [1 + (-10.00% × 45.00%) + (25.00% × 15.00%) + (5.00% × 10.00%) + (17.50% × 30.00%)] = 105

Step 3: Calculate the Basket Return.

The Basket Return is equal to 5.00%, calculated as follows:

105 – 100

100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return is greater than 0.00% and less than Maximum Return, you will receive a payment at maturity of $1,075.00 per $1,000.00 principal amount Note that you hold (plus the final Coupon Payment), calculated as follows:

$1,000 + [$1,000 × lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return]

$1,000 + [$1,000 × 5.00% × 1.50] = $1,075.00

The total return on investment of the Notes, including the Coupon Payments, is 12.50%.

EXAMPLE 3: The Basket Return is -5.00%.

Basket Component	Initial Value**	Final Value	Basket Component Return
S&P 500 ETF	$100.00	$80.00	-20.00%
MidCap ETF	$100.00	$113.00	13.00%
Russell 2000 ETF	$100.00	$130.00	30.00%
EAFE ETF	$100.00	$96.83	-3.17%

Step 1: Calculate the Basket Component Return of each Basket Component.

As set forth in the table above, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Final Basket Level.

The Final Basket Level is equal to 95, calculated as follows:

100 × [1 + (-20.00% × 45.00%) + (13.00% × 15.00%) + (30.00% × 10.00%) + (-3.17% × 30.00%)] = 95

Step 3: Calculate the Basket Return.

The Basket Return is equal to -5.00%, calculated as follows:

95 – 100

100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return is less than or equal to 0.00% but greater than or equal to -10.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes, including the Coupon Payments, is 5.00%.

EXAMPLE 4: The Basket Return is -40.00%.

Basket Component	Initial Value**	Final Value	Basket Component Return
S&P 500 ETF	$100.00	$55.00	-45.00%
MidCap ETF	$100.00	$28.00	-72.00%
Russell 2000 ETF	$100.00	$18.00	-82.00%
EAFE ETF	$100.00	$97.50	-2.50%

Step 1: Calculate the Basket Component Return of each Basket Component.

As set forth in the table above, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Final Basket Level.

The Final Basket Level is equal to 60, calculated as follows:

100 × [1 + (-45.00% × 45.00%) + (-72.00% × 15.00%) + (-82.00% × 10.00%) + (-2.50% × 30.00%)] = 60

Step 3: Calculate the Basket Return.

The Basket Return is equal to -40.00%, calculated as follows:

60 – 100

100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return is less than -10.00%, you will receive a payment at maturity of $700.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)]

$1,000 + [$1,000 × (-40.00% + 10.00%)] = $700.00

The total return on investment of the Notes, including the Coupon Payments, is -25.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•    “Risk Factors—Risks Relating to the Securities Generally”; and

•    “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•      Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Basket Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Basket Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes (not including the Coupon Payments on the Notes).

•      Potential Return Limited to the Maximum Return Plus the Coupon Payments on the Notes—If the Basket Return is greater than 0.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Accordingly, the maximum payment that you may receive at maturity is $1,172.50 per $1,000 principal amount Note that you hold (plus the final Coupon Payment), and the maximum possible return on the Notes is 22.50%.  Because the Upside Leverage Factor is equal to 1.50, you will not benefit from any appreciation of the Basket beyond a Basket Return of 11.50%, which may be significant. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•      The Payment at Maturity on Your Notes is Not Based on the Values of the Basket Components at Any Time Other than the Closing Values of on the Final Valuation Date—The Basket Component Return of each Basket Component (and, in turn, the Basket Return) will be based solely on the Final Value of each Basket Component. Therefore, if the value of one or more Basket Components drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would otherwise have been had it been linked to the values of the Basket Components at any time prior to such drop.

•      The Performance of the Basket Components May Offset Each Other; Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect the Return on the Notes—The Basket Return will be calculated based on the weighted average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may lose a significant portion of your investment even if one or more Basket Components performs positively. In addition, because the S&P 500 ETF has the largest individual weight of any Basket Component, the performance of the S&P 500 ETF will have a greater effect on the value of the Notes than the performance of any other Basket Component.

Correlation is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of other Basket Components may not increase as much or may even decline in value. In addition, high correlation of movements in the values of Basket Components could adversely affect your return during periods of negative performance for the Basket Components.

Changes in the values of the Basket Components and/or the correlation among them may adversely affect the market value of your Notes and the return that you will receive at maturity.

•      Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•      Owning the Notes is Not the Same as Owning Any of the Basket Components, the Component Securities Held by the Basket Components or the Securities Composing the Underlying Indices—The return on your Notes may not reflect the return you would realize if you actually owned the Basket Components, the component securities held by the Basket Components or the securities composing the underlying indices which the Basket Components are designed to track (“Underlying Indices”). As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components, the component securities held by the Basket Components or the securities composing the Underlying Indices would have.

•      Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The value of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

•      Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes:

o     Management risk. This is the risk that the investment strategy for each Basket Component, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Basket Components are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Basket Components could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o     Derivatives Risk. The Basket Components may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Basket Component’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Basket Components invested only in conventional securities.

o     Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Basket Component may not replicate the performance of, and may underperform, its Underlying Index. Each Basket Component will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Basket Component may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index due to differences in trading hours between the Basket Component and its Underlying Index or due to other circumstances. During periods of market volatility, securities underlying a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Basket Component and the liquidity of such Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of a Basket Component may vary substantially from the net asset value per share of such Basket Component. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•      The Notes are Subject to Risks Associated with Small Capitalization Stocks—The component securities held by the Russell 2000 ETF are issued by companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000 ETF may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•      The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets—The equity securities held by the EAFE ETF are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•      The Notes Are Subject to Currency Exchange Risk—Because the values of the EAFE ETF are related to the U.S. dollar value of the component securities held by the EAFE ETF, the values of the EAFE ETF will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the EAFE ETF trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the values of the EAFE ETF will be adversely affected and any payments on the Notes may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments between the countries represented in the EAFE ETF and the United States; and

•      the extent of governmental surpluses or deficits in the countries represented in the EAFE ETF and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the EAFE ETF, the United States and other countries important to international trade and finance.

•      The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•      The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•      We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components and/or the securities comprising the Basket Components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of a Basket Component is to be determined; if the shares of a Basket Component are de-listed or if a Basket Component is liquidated or otherwise terminated, selecting a successor basket component or, if no successor basket component is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to a Basket Component that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Basket Component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•      Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•      The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the Notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•      Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including

o     the expected volatility of the Basket Components and the component securities held by the Basket Components;

o     correlation (or lack of correlation) of the Basket Components;

o     the time to maturity of the Notes;

o     the market prices of and dividend rates on the Basket Components;

o     interest and yield rates in the market generally;

o     a variety of economic, financial, political, regulatory or judicial events;

o     the exchange rates relative to the U.S. dollar with respect to the currency in which components of the EAFE ETF trades;

o     supply and demand for the Notes; and

o     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE BASKET COMPONENTS

The SPDR® S&P 500® ETF Trust

Overview

We have derived all information contained in this pricing supplement regarding the S&P 500 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust (the “SPDR Trust”), and PDR Services LLC (“PDRS”), as sponsor of the SPDR Trust. The SPDR Trust is a unit investment trust that issues securities called units. Each share of the S&P 500 ETF represents a unit of the SPDR Trust. The S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY.”

The SPDR Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the SPDR Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033–46080 and 811–06125, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the SPDR Trust’s prospectus or website or any other publicly available information regarding the SPDR Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The objective of the S&P 500 ETF is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. For more information about the S&P 500® Index, see “please see “—The S&P 500® Index” below.

To maintain the correspondence between the composition and weightings of the stocks held by the SPDR Trust and the component stocks of the S&P 500® Index, SSBTC adjusts the holdings of the SPDR Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500® Index. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPDR Trust at least monthly or more frequently in the case of significant changes to the S&P 500® Index. Any change in the identity or weighting of a component stock of the S&P 500® Index will result in a corresponding adjustment to the prescribed holdings of the SPDR Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the S&P 500® Index takes effect after the close of the market.

The value of SPDR Trust units fluctuates in relation to changes in the value of the holdings of the SPDR Trust. The market price of each individual SPDR Trust unit may not be identical to the net asset value of such SPDR Trust unit.

The SPDR Trust may not be able to replicate exactly the performance of the S&P 500® Index because the total return generated by the SPDR Trust’s portfolio of stocks and cash is reduced by the expenses of the SPDR Trust and transaction costs incurred in adjusting the actual balance of the SPDR Trust’s portfolio. In addition, it is possible that the SPDR Trust may not always fully replicate the performance of the S&P 500® Index due to the unavailability of certain component stocks of the S&P 500® Index in the secondary market or due to other extraordinary circumstances.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement as supplemented by the following updated information.

Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the S&P 500® Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500® Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the SPDR Trust, SSBTC or PDRS. None of the SPDR Trust, SSBTC or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the SPDR Trust, SSBTC or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the S&P 500 ETF

The graph below sets forth the historical performance of the S&P 500 ETF based on the daily Closing Values from January 2, 2014 through April 23, 2019. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the SPDR® S&P 500® ETF Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The SPDR® S&P MidCap 400® ETF Trust

We have derived all information contained in this pricing supplement regarding the MidCap ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, The Bank of New York Mellon, as trustee of the SPDR® S&P MIDCAP 400® ETF Trust (the “SPDR Trust”), and PDR Services LLC (“PDRS”), as sponsor of the SPDR Trust (the “SPDR Trustee”). The SPDR Trust is a unit investment trust that issues securities called units. Each share of the MidCap ETF represents a unit of the SPDR Trust. The MidCap ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “MDY.”

The SPDR Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the SPDR Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500 Index. Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033–89088 and 811–08972, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the SPDR Trust’s prospectus or website or any other publicly available information regarding the SPDR Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The objective of MidCap ETF is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index (the “S&P MidCap 400 Index”). The S&P MidCap 400 Index consists of 400 component stocks selected to provide a performance benchmark for the medium market capitalization segments of the U.S. equity markets. For more information about the S&P MidCap 400 Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

To maintain the correspondence between the composition and weightings of the stocks held by the SPDR Trust and the component stocks of the S&P MidCap 400 Index, the SPDR Trustee adjusts the holdings of the SPDR Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P MidCap 400 Index. The SPDR Trustee aggregates certain of these adjustments and makes changes to the holdings of the SPDR Trust at least monthly or more frequently in the case of significant changes to the S&P MidCap 400 Index.

The value of SPDR Trust units fluctuates in relation to changes in the value of the holdings of the SPDR Trust. The market price of each individual SPDR Trust unit may not be identical to the net asset value of such SPDR Trust unit.

The SPDR Trust may not be able to replicate exactly the performance of the S&P MidCap 400 Index because the total return generated by the SPDR Trust’s portfolio of stocks and cash is reduced by the expenses of the SPDR Trust and transaction costs incurred in adjusting the actual balance of the SPDR Trust’s portfolio. In addition, it is possible that the SPDR Trust may not always fully replicate the performance of the S&P MidCap 400 Index due to the unavailability of certain component stocks of the S&P MidCap 400 Index in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the SPDR Trust, the SPDR Trustee or PDRS. None of the SPDR Trust, the SPDR Trustee or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the SPDR Trust, the SPDR Trustee or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the MidCap ETF

The graph below sets forth the historical performance of the MidCap ETF based on daily Closing Values from January 2, 2014 through April 23, 2019. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the SPDR® S&P MidCap 400® ETF Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The iShares® Russell 2000 ETF

We have derived all information contained in this pricing supplement regarding the Russell 2000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Russell 2000 ETF dated August 1, 2017 and other publicly available information.

We have not independently verified the information in the Russell 2000 ETF’s prospectus or any other publicly available information regarding the Russell 2000 ETF. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The Russell 2000 ETF is a separate investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Russell 2000 ETF.

The Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russell 2000 ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–92935 and 811–09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Russell 2000 ETF, please see the prospectus for the Russell 2000 ETF. In addition, information about iShares® and the Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Russell 2000 ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Russell 2000 ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small-capitalization sector of the U.S. equity market, as measured by the Russell 2000® Index. For more information about the Russell 2000® Index, please see “—The Russell 2000® Index” below.

The Russell 2000 ETF uses a representative sampling indexing strategy to try to track the Russell 2000® Index. The Russell 2000 ETF generally invests at least 90% of its assets in securities of the Russell 2000® Index and depository receipts representing securities in the Russell 2000® Index. In addition, the Russell 2000 ETF may invest up to 10.00% of its assets in other securities, including securities not in the Russell 2000® Index, but which BFA believes will help the Russell 2000 ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the Russell 2000® Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Russell 2000 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 2000® Index. Representative sampling means that the Russell 2000 ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000® Index. The Russell 2000 ETF may or may not hold all of the securities in the Russell 2000® Index.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the Russell 2000 ETF is an actual investment portfolio. The performance of the Russell 2000 ETF and the Russell 2000® Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100.00% would indicate perfect correlation. Any correlation of less than 100.00% is generally referred to as “tracking error”. BFA expects that, over time, the tracking error for the Russell 2000 ETF will not exceed 5.00%.

Industry Concentration Policy

The Russell 2000 ETF will concentrate its investments (i.e., hold 25.00% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000® Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The Russell 2000® Index

The Russell 2000® Index is calculated, maintained and published by FTSE Russell. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Indices—The Russell Indices” in the accompanying index supplement, as supplemented by the following updated information. As of August 2017, to be eligible for inclusion in the Russell 2000® Index, each company is required to have more than 5.00% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders. Companies already included in the Russell 2000® Index have a 5 year grandfathering period to comply or they will be removed from the Russell 2000® Index in September 2022.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Russell 2000 ETF

The graph below sets forth the historical performance of the Russell 2000 ETF the based on daily Closing Values from January 2, 2014 through April 23, 2019. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the iShares® Russell 2000 ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

iShares® MSCI EAFE ETF

We have derived all information contained in this pricing supplement regarding the EAFE ETF from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The EAFE ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the EAFE ETF. The EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

The EAFE ETF seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “EFA Index”). The EFA Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of certain developed markets excluding the United States and Canada. The EFA Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For more information about the EFA Index, see “Indices—The MSCI Indices” in the accompanying index supplement.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the EFA Index, and may not hold all of the equity securities composing the EFA Index. The EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the EFA Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the EFA Index.

The EFA Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the EAFE ETF is an actual investment portfolio. The performance of the EAFE ETF and the EFA Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EAFE ETF’s portfolio and the EFA Index resulting from the EAFE ETF’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EAFE ETF but not to the EFA Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the EAFE ETF’s tracking error will not exceed 5%. Because the EAFE ETF uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the EAFE ETF, please see the EAFE ETF’s prospectus. In addition, information about iShares® Trust and the EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Performance of the EAFE ETF

The graph below sets forth the historical performance of the EAFE ETF based on the daily Closing Values from January 1, 2014 through April 23, 2019. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of Notes. It applies to you if you are an initial investor in Notes that holds them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income, as well as the different consequences that may apply if you are subject to special treatment under the U.S. federal income tax laws, such as:

•      a financial institution;

•      an insurance company;

•      a “regulated investment company” as defined in Code Section 851;

•      a “real estate investment trust” as defined in Code Section 856;

•      a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•      a dealer in securities;

•      a person holding a Note as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a Note;

•      a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•      a former citizen or resident of the United States;

•      a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•      a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. The effects of any applicable state, local, or non-U.S. tax laws are not discussed. The discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b). You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of your Notes), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

The tax consequences of an investment in these Notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of these Notes, and we do not intend to request a ruling from the IRS regarding these Notes. In determining our reporting responsibilities, if any, we intend to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that are treated as ordinary income. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the IRS or a court might adopt. Unless otherwise indicated, the following discussion assumes that the treatment of the Notes as prepaid forward contracts with associated coupon payments that are treated as ordinary income is correct.

Tax Consequences to U.S. Holders

The following discussion applies to you if you are a “U.S. Holder” of a Note. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:

•      a citizen or individual resident of the United States;

•      a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Assuming the treatment described above is respected, upon the taxable disposition of a Note (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount you realize (other than any coupon payment or sales proceeds attributable to an accrued coupon, which we intend to treat as ordinary income for U.S. federal income tax purposes) and the amount you paid to acquire the Note. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of the Notes at the original issue price. The deductibility of capital losses is subject to limitations. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

Uncertainties Regarding Treatment as a Prepaid Forward Contract with Associated Coupons

Due to the lack of direct legal authority, even if a Note is treated as a prepaid forward contract with associated coupons, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the Note in addition to the coupons you receive and/or to treat all or a portion of your gain or loss upon a taxable disposition of the Note (in addition to any coupon payment or sales proceeds attributable to an accrued but unpaid coupon, as discussed above) as ordinary income or loss instead of capital gain or loss.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes including the potential application of the constructive ownership rules.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of Notes. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:

•      a nonresident alien individual;

•      a foreign corporation; or

•      a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition (including maturity) of a Note. In this case, you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition.

Subject to the discussions below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” we expect to treat payments on your Notes, and any gain realized on a disposition of a Note (including at maturity), as exempt from U.S. federal income tax (including withholding tax), provided that these amounts are not effectively connected with your conduct of a trade or business in the United States. However, you should in any event expect to be required to provide an IRS Form W-8 appropriate to your circumstances or other documentation to establish an exemption from backup withholding, as described below under “—Information Reporting and Backup Withholding.”

Section 871(m) Withholding

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Foreign Account Tax Compliance Withholding

Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.- source “fixed or determinable annual or periodical” income for U.S. federal income tax purposes, even if eligible for exemption under an applicable income tax treaty. Such withholding may also apply to payment of proceeds of sales or other disposition of the Notes, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than amounts treated as interest). We do not intend to treat payments with respect to the Notes as subject to FATCA withholding. You should consult your tax advisor regarding the potential application of FATCA to the Notes.

Information Reporting and Backup Withholding

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your Notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Initial Valuation Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.